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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 1 )*

                        The Select Sector SPDR Trust
-------------------------------------------------------------------------------
                              (Name of Issuer)

              Shares of The Materials Select Sector SPDR Fund
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 81369Y100
            --------------------------------------------------
                               (CUSIP Number)


                                July 1, 2004
            --------------------------------------------------
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                |_| Rule 13d-1(b)

                |X| Rule 13d-1(c)

                |_| Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                  -----------------------------
CUSIP NO. 81369Y100                    13G             PAGE 2 OF 5 PAGES
--------------------------------                  -----------------------------


-------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                 Mecsa S.A.
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (A) |_|
                                                                (B) |_|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
              -----------------------------------------------------------------
               5  SOLE VOTING POWER

  NUMBER OF             0

    SHARES
              -----------------------------------------------------------------
               6  SHARED VOTING POWER
 BENEFICIALLY
                        0
   OWNED BY
              -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER

                        0
  REPORTING
              -----------------------------------------------------------------
    PERSON     8  SHARED DISPOSITIVE POWER
     WITH
                        0
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
-------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)                                             |_|
-------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%
-------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
-------------------------------------------------------------------------------

ITEM 1. (A)    NAME OF ISSUER

Unchanged.

ITEM 1. (B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

Unchanged.

ITEM 2. (A)    NAME OF PERSON FILING

Unchanged.

ITEM 2. (B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

Unchanged.

ITEM 2. (C)    CITIZENSHIP

Unchanged.

ITEM 2. (D)    TITLE OF CLASS OF SECURITIES

Unchanged.

ITEM 2. (E)    CUSIP NUMBER

Unchanged.

ITEM 3.

Unchanged.

ITEM 4.        OWNERSHIP

(a)  Amount beneficially owned:

     0

(b)  Percent of class:

     0%

(c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote:

          0

     (ii) Shared power to vote or to direct the vote:

          0

     (iii)Sole power to dispose or to direct the disposition:

          0

     (iv) Shared power to dispose or to direct the disposition:

          0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Unchanged.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Unchanged.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Unchanged.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Unchanged.

ITEM 10.       CERTIFICATION

Unchanged.

                                 SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 6, 2004

                                    Mecsa S.A.


                                    By:   /s/ Edmond M. Safra
                                       -------------------------------------
                                       Name:  Edmond M. Safra
                                       Title: Director